Exhibit 10.1

SANCHEZ ENERGY CORPORATION

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of December 19, 2011, is made by and between Sanchez Oil & Gas Corporation, a Delaware corporation (“Manager”), and Sanchez Energy Corporation, a Delaware corporation (“Company”).

RECITALS:

WHEREAS, Company wishes for Manager to provide certain management and general and administrative support services to Company and Manager wishes to provide such management and services to Company as provided herein;

WHEREAS, Manager owns the general partnership interest in and is a limited partner of Sanchez Energy Partners I, LP, a Delaware limited partnership (“SEP”) and the majority stockholder of Company; and

WHEREAS, Manager has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Manager, directly or indirectly, and is in the best interests of Manager.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, of the premises in the Recitals set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Definitions. In addition to terms defined above, the following terms shall have the following meaning when used herein:

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Contractual Obligation” shall have the meaning set forth in Section 5(c).

“Confidential Information” means all information (i) furnished to Manager or its representatives by or on behalf of Company or (ii) prepared by or at the direction of Company (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Manager or its representatives containing or based in whole or in part on any such furnished information.

“Contract Operating Agreement” means that certain Contract Operating Agreement dated as of the date hereof, by and between Manager and Company (as it may be amended, modified or supplemented from time to time).

“Environment” means (i) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act [16 U.S.C. 1801 et seq.], and (ii) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States

“Environmental Law” means all Legal Requirements or common law theories applicable to Company or its Subsidiaries arising from, relating to, or in connection with the Environment, health or safety, including without limitation (a) CERCLA; (b) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata or other natural resources; (c) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (d) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights and causes of action relating to any of the foregoing.

“JOA” means: (i) with respect to Properties upon which Manager is the “Operator” under the terms of the Contract Operating Agreement, the “JOA Form”, as such term is defined therein; and (ii) with respect to Properties which are being developed, managed and operated by a “Third Party Operator”, the “Third Party JOA”, as such terms are defined in the Contract Operating Agreement.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“License Agreement” means that certain Geophysical Seismic Data Use License Agreement, dated the date hereof, among Manager, Company and SEP Holdings III, LLC (as it may be amended, modified or supplemented from time to time).

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale, agreement, synthetic lease or other title retention agreement).

“Management Fee” has the meaning set forth in Section 4(a).

“Oil and Gas Properties” means fee mineral interest, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Properties” means, collectively, all Oil and Gas Properties and all interests in other real and personal property which are, at the time in question, owned by Company or any of its Subsidiaries.

“Related Contracts” means any JOAs, contracts or agreements between Manager and Company (or any Subsidiary of Company) relating to the Properties, whether relating to the operation or development of any of the Properties, or the drilling and completion of wells on the Properties, or the gathering, treating, storage, processing, compressing, transporting, and handling of Hydrocarbons produced from any of the Properties, or otherwise.

“Services” has the meaning given to such term in Section 2.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Company.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 2. Management Services. During the term hereof, Manager shall, at its own cost and to the extent not directly provided by Company for its own account, (i) advise and consult with Company regarding all aspects of Company’s development, operations and expansion, (ii) provide (or cause to be provided) management and technical expertise and consulting services for the development and implementation of the operational and financial plans of Company and for strategic planning and decisions of Company, including the exploration and production activities with respect to the Properties and (iii) provide (or cause to be provided) administrative support services to Company as necessary or useful for the operations of the business of Company and Company’s Subsidiaries (collectively, the “Services”), in each case consistent with the budgets and forecasts developed under Section 2(h), including but not limited to the following specific Services:

(a) Overhead Services. Manager will provide all general and administrative overhead materials and services and other general and administrative materials and services.

(b) Technical. Manager will provide in-house geological, geophysical and reserve engineering services that are required to determine the optimum exploration, development and operation of the Properties, including but not limited to, the use and interpretation of any seismic data owned by, licensed to or otherwise available to Manager or Company relating to the Properties.

(c) Lease and Land Administration. Manager will provide all necessary or useful Lease and land administration services, including, but not limited to, administering all Leases and division orders, and maintaining all land, Lease and other related records, providing associated services, and paying rentals, shut-in payments and other Lease payments.

(d) Marketing. Manager will provide all marketing, gas control and contract administration services necessary or useful to sell the Hydrocarbons produced from the Properties.

(e) Accounting. Manager will perform all revenue and joint interest accounting functions attributable to the Properties, including but not limited to:

(i) royalty and other lease payments,

(ii) payment of accounts payable,

(iii) collection of production proceeds,

(iv) computation and payment of severance and other taxes based on production,

(v) gas balancing, and

(vi) general ledger and financial reporting activities.

(f) Operations. To the extent any Properties subject to development and operation are not subject to a JOA, Manager will enter into, or cause (on behalf of Company) the entry of, a JOA with respect to such Properties in accordance with the terms of the Contract Operating Agreement.

(g) Information Systems. Manager will provide computer use and/or facilities necessary to manage and operate the Properties and maintain the records of Company and its Subsidiaries.

(h) Budgets and Forecasts. Manager will establish operating and capital budgets and forecasts for Company and its Subsidiaries, subject to approval thereof by Company’s board of directors or the audit committee thereof, as applicable, and monitor their receipts, income and expenditures.

(i) Compliance. Manager will take all actions, file all reports and notices and obtain all necessary Permits to cause the operations of Company and its Subsidiaries, including with respect to the Properties, to be in compliance with all applicable Legal Requirements.

(j) Insurance. Manager will arrange and maintain insurance policies, subject to the terms hereof and, if applicable, the Contract Operating Agreement.

(k) Accounting. Manager will maintain a general ledger with respect to the business and attendant accounting matters of Company and its Subsidiaries.

(l) Bank Accounts. Manager will open and maintain bank accounts on behalf of Company and its Subsidiaries.

(m) Outside Professionals. Manager will manage and supervise the outside accountants and attorneys of Company and coordinate the annual audit of Company’s books and records and the preparation of Company’s tax returns (but subject in any event to the ultimate authority of Company’s board of directors or the audit committee thereof, as applicable).

Section 3. Performance and Authority.

(a) Standard of Care. Manager shall provide the Services in a timely and current manner, consistent with management and administrative practices that it would provide for itself in the performance of services similar to the Services.

(b) Independent Contractor Relationship. With respect to its performance of the Services, Manager is an independent contractor, with the authority to control, oversee and direct the performance of the details of the Services.

(c) No Joint Venture or Partnership. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any state.

(d) Performance of Services by Company. The parties to this Agreement understand and agree that Company may at its election provide certain Services for its own account, and to the extent Company does so Manager need not perform such Services. Manager will, however, remain obligated to perform all Services as provided herein to the extent Company fails to adequately and timely perform such Services or requests Manager to provide such Services.

(e) Performance of Services by Third Parties. The parties to this Agreement understand and agree that Manager may, in the performance of the Services, engage or retain the following third party consultants, advisers, accountants, auditors and attorneys for the indicated purposes:

(i) reserve engineering consultants or advisers for preparation of reserve engineering reports;

(ii) accountants and auditors for preparation of financial reporting and information and tax returns (but subject in any event to the ultimate authority of Company’s board of directors or the audit committee thereof, as applicable); and

(iii) attorneys for issues related directly to the business of Company;

provided, however, Manager shall obtain the prior consent of Company prior to any such engagement or retention by Manager if such engagement or retention shall not be terminable within 60 days or shall commit Company to expenditures of $50,000 or more. The parties further acknowledge and agree that Manager’s retention of third party consultants, advisers, accountants, auditors and attorneys shall only be as reasonable and necessary in the performance of the Services by Manager. Subject to the foregoing, Company shall reimburse Manager for any costs and expenses arising from or related to such engagement or retention that have been paid with funds of Manager rather than funds of Company or its Subsidiaries. Any and all payments made to Manager for reimbursements incurred pursuant to this Section 3(e) shall be in addition to, and not considered to be a part of, the Management Fee to be paid in accordance with Section 4.

Section 4. Compensation and Reimbursement.

(a) Charge for Services. Company shall compensate Manager for the provision of the Services at a price equal to Manager’s cost of providing the Services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to Persons who provide Services) allocated in accordance with Manager’s regular and consistent accounting practices (the “Management Fee”). Upon reasonable request, Manager shall provide Company with financial reports sufficient to permit verification of Manager’s costs.

(b) Taxes. In addition to the other sums payable under this Agreement, Company shall pay, and hold Manager harmless against, all sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of the Services, other than income, franchise or margin taxes measured by Manager’s net income or margin and other than any gross receipts of other privilege taxes imposed on Manager. Manager and Company shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this subsection (b) shall obligate Manager to cooperate with, or assist, Company in any arrangement proposed by Company that would, in Manager’s sole discretion, have a material detrimental effect on Manager.

(c) Invoicing and Payment. Manager will invoice Company from time to time, as determined by Manager in its sole discretion. Company will pay undisputed invoiced amounts promptly after the receipt of each such invoice.

(d) Disputed Charges.

(i) COMPANY (OR THE AUDIT COMMITTEE OF COMPANY’S BOARD OF DIRECTORS) MAY, WITHIN 120 DAYS AFTER RECEIPT OF AN INVOICE FROM MANGER, TAKE WRITTEN EXCEPTION TO ANY CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST OR EXPENSE INCURRED BY MANAGER IN CONNECTION WITH THE PROVISION OF SERVICES. IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST OR EXPENSE INCURRED BY MANAGER IN CONNECTION WITH THE PROVISION OF SERVICES, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY MANAGER TO COMPANY TOGETHER WITH INTEREST THEREON AT THE LESSER OF (I) THE PRIME RATE PER ANNUM ESTABLISHED BY CITIBANK, NA AS IN EFFECT ON THE DATE OF PAYMENT BY COMPANY IN RESPECT OF SUCH CONTESTED INVOICE OR (II) THE MAXIMUM LAWFUL RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY COMPANY

TO THE DATE OF REFUND BY MANAGER. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, COMPANY (OR THE AUDIT COMMITTEE OF COMPANY’S BOARD OF DIRECTORS) MAY TAKE EXCEPTION TO ANY CHARGE WITHIN THE PERIOD SPECIFIED ABOVE NOTWITHSTANDING THAT THE RELATED INVOICE WAS PAID IN FULL.

(ii) If, within 20 days after receipt of any written exception pursuant to Section 4(d)(i), Company (or the audit committee of Company’s board of directors) and Manager have been unable to resolve any dispute, and if (1) such dispute relates to whether amounts were properly charged or Services actually performed and (2) the aggregate amount in dispute exceeds $100,000, either of Company (or the audit committee of Company’s board of directors) or Manager may submit the dispute to an independent third party auditing firm that is mutually agreeable to the audit committee of Company’s board of directors, on the one hand, and Manager, on the other hand. The parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the parties.

Section 5. Representations and Warranties; Covenants.

(a) Organization; Requisite Power and Authority; Qualification. As of the date hereof, Manager (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority, and the legal right, to own and operate its property, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Related Contracts and to carry out the transactions contemplated thereby, including providing the Services, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as required by applicable Legal Requirements.

(b) Due Authorization. The execution, delivery and performance of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts have been or will be, as applicable, duly authorized by all necessary action on the part of Manager.

(c) No Conflict. The execution, delivery and performance by Manager of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts, including providing the Services, do not and will not, as applicable, (a) violate any provision of any Legal Requirement applicable to Manager, its certificate of incorporation or bylaws or any order, judgment or decree of any court or other agency of government binding Manager; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which Manager is a party or by which its assets are bound (each a “Contractual Obligation”); (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Manager or result in the acceleration of any indebtedness owed by Manager; (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Manager’s operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation or the certificate of incorporation or bylaws of Manager, except for such approvals or consents which have been or will be, as the case may be, obtained and disclosed in writing to Company.

(d) Governmental Consents. The execution, delivery and performance by Manager of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts, including providing the Services, do not and will not, as applicable, require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such registrations, consents, approvals, notices or actions which have been or will be, as the case may be, obtained and disclosed in writing to Company.

(e) Binding Obligation. This Agreement and each Related Contract has been or will be, as applicable, duly executed and delivered by Manager and is or will be, as applicable, the legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(f) Licenses, Etc.

(i) Manager owns, or is licensed to use, all Intellectual Property material to its business, and to Manager’s knowledge the use thereof by Manager in connection with the Services to be provided hereunder for the benefit and use by Company with respect to the Properties owned by Company or its Subsidiaries as of the date hereof does not infringe upon or misappropriate the Intellectual Property of any other Person. Manager either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information to be used in connection with the Services to be provided hereunder for the benefit and use by Company with respect to the Properties owned by Company or its Subsidiaries as of the date hereof.

(ii) Contemporaneous with this Agreement, Manager is granting to Company and its Subsidiaries, pursuant to the License Agreement, a license to the unrestricted, proprietary seismic, geological and geophysical information owned by Manager and related to the Properties. All seismic, geological and geophysical information related to the Properties and licensed to or otherwise owned by Manager, and not otherwise licensed to Company and its Subsidiaries, shall be interpreted and used by Manager for the benefit of Company and its Subsidiaries in connection with the Services provided for hereunder.

(iii) TO THE MAXIMUM EXTENT ALLOWED BY LAW, MANAGER AGREES TO DEFEND, INDEMNIFY, AND HOLD HARMLESS COMPANY FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, SETTLEMENTS, DAMAGES, LOSSES, LIABILITIES, COSTS, EXPENSES, FINES, AND JUDGMENTS (INCLUDING, WITHOUT LIMITATION, REASONABLE AND NECESSARY COURT COSTS, EXPERT’S FEES AND ATTORNEY’S FEES), BASED UPON, IN CONNECTION WITH, RELATING TO OR ARISING OUT OF ANY ASSERTION, ALLEGATION OR CLAIM THAT (A) THE SERVICES PROVIDED HEREUNDER OR UNDER THE CONTRACT OPERATING AGREEMENT, (B) THE DATA (AS DEFINED IN THE LICENSE AGREEMENT), (C) THE USE OF THE DATA OR OTHER SEISMIC, GEOLOGICAL OR GEOPHYSICAL INFORMATION PROVIDED HEREUNDER OR UNDER THE LICENSE AGREEMENT, (D) THE LICENSE GRANTED PURSUANT TO THE LICENSE AGREEMENT OR OTHER DISTRIBUTION OF THE DATA OR (E) THE OPERATIONS OF COMPANY BASED ON THE SERVICES PROVIDED HEREUNDER OR UNDER THE CONTRACT OPERATING AGREEMENT INFRINGE OR MISAPPROPRIATE THE INTELLECTUAL PROPERTY OF A THIRD PARTY.

(iv) Manager hereby grants to Company a royalty-free, fully paid up, nonexclusive and nontransferable right and license to use the name “Sanchez Energy” and the mark attached hereto as Exhibit A solely in connection with the oil and natural gas exploration and production business of Company. The license granted hereby will terminate concurrently with the expiration or termination of this Agreement. Company shall maintain a standard of quality for all goods and services on which the mark is used that is at least equivalent to the standard of quality utilized by Manager. Manager shall have the right to inspect and ensure that the quality standard is maintained for the term of this Agreement.

(g) No Defaults. As of the date hereof, Manager is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, which default would have a material adverse effect on (i) the ability of Manager to fully and timely perform its obligations under this Agreement and the Related Contracts, including providing the Services, or (ii) the legality, validity, binding effect, or enforceability against Manager of this Agreement or the Related Contracts.

(h) Marketing and Sale of Hydrocarbons. Company and Manager may determine, from time to time, to allow Manager to market and sell the Hydrocarbons produced from the Properties on behalf of Company and its Subsidiaries and to collect such proceeds as the agent of Company and its Subsidiaries. In such event, Manager shall arrange for the marketing and sale of Hydrocarbons from the Properties and shall, among other things, (i) collect all production funds from the purchasers of such Hydrocarbons, (ii) arrange for the timely payment of severance taxes to any Governmental Authorities, (iii) make timely payment to royalty owners and third party working interest owners, (iv) pay all required third party marketing fees and (v) remit to Company and its Subsidiaries their respective net proceeds from the sale of Hydrocarbons after making all necessary or appropriate allocations and distributions in connection with the receipt of such proceeds (including those payments referred to in clauses (ii), (iii) and (iv) above). Payment of such net proceeds to Company shall be made by Manager as soon as practicable after revenues are received by Manager from the purchasers of Hydrocarbons and subsequently processed through Manager’s revenue allocation system.

(i) Maintenance of Existence and Qualifications. Manager will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Legal Requirements to provide the Services.

(j) Separateness Covenants. Except for the transactions described in this Agreement (including, without limitation, those described in Section 5(h)):

(i) Manager will not commingle its assets with those of Company or any of its Subsidiaries,

(ii) Manager will not hold title to any assets owned by Company or any of its Subsidiaries and will cause each of Company and its Subsidiaries to hold its assets in its own name.

(iii) Manager will maintain separate accounts, financial statements, books and records from those of Company or any of its Subsidiaries.

(iv) Manager will maintain an “arm’s-length” relationship with Company and its Subsidiaries.

(v) Manager will observe all normal corporate formalities.

(vi) Manager will correct any known misunderstanding regarding its identity as being separate from Company and its Subsidiaries.

(vii) Manager will maintain adequate capital in light of its contemplated business operations, including provision of the Services.

(k) Related Contracts. Manager hereby agrees to promptly, completely and fully perform all of its obligations and undertakings under, by reason of, or pursuant to the Related Contracts to which it is a party. Manager will at all times maintain sufficient assets, net worth and personnel to enable it to perform all of its obligations under this Agreement and the Related Contracts to which it is a party.

Section 6. Term and Termination.

(a) The respective rights, duties, and obligations of the parties hereunder shall commence on the date hereof and (a) shall continue initially until December 19, 2016 and (b) shall be renewed and shall continue automatically thereafter for additional one year terms unless either party provides written notice to the other party hereto of its desire not to renew this Agreement at least 180 days prior to such anniversary date; provided, however, that either party hereto may terminate this Agreement by giving written notice of termination to the other party at least 180 days prior to the date as of which such termination is to be effective.

(b) Upon the termination of this Agreement, subject to the License Agreement, (i) Manager shall deliver to Company all records, reports, books, data and other material(s) related to the performance of the Services that are in the possession of Manager and its affiliates as promptly as reasonably possible and (ii) Manager will cooperate with Company to cause an orderly and timely transition of the Services to a successor manager.

Section 7. Limitation of Liability; Indemnification.

(a) Notwithstanding Manager’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, Company acknowledges that performance by Manager of the Services pursuant to this Agreement and the Contract Operating Agreement or other Related Contract will not subject Manager, its affiliates or their respective stockholders, directors, officers, members, agents or employees to any liability whatsoever (including, without limitation, any liabilities arising under a JOA due to the breach or default by a third party under such JOA), except as directly caused by the gross negligence or willful misconduct on the part of Manager or such other Persons or as provided in Section 5(f)(iii); provided, however, that, except as otherwise provided in Section 5(f)(iii), Manager’s liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (A) Company’s price paid for the particular Service, (B) Company’s cost of performing the particular Service itself during the remainder of the term of this Agreement or (C) Manager’s cost of obtaining the particular Service from a third party during the remainder of the term of this Agreement; provided further, that Company will (and will cause its Subsidiaries to) exercise its and their commercially reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced.

(b) Except as specifically set forth in this Agreement, Company hereby releases, and agrees to indemnify and hold harmless, Manager and its affiliates and their respective stockholders, directors, officers, members, agents or employees from any and all liabilities arising from or relating to the provision or use of any Service or product provided hereunder, the Contract Operating Agreement or other Related Contract (including, without limitation, any liabilities arising under a JOA due to the breach or default by a third party under such JOA) to the extent not directly caused by the gross negligence or willful misconduct of Manager or such other indemnified Persons.

(c) Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7(A) AND SECTION 7(B), THE INDEMNITY OBLIGATION IN SECTION 7(B) SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN

SUCH INDEMNITY OBLIGATION EXPRESSLY RELATING TO GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

(d) Exclusion of Damages; Disclaimers.

(i) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO UNDER THIS AGREEMENT OR RELATED CONTRACT FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 7(D)(I) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 5(F)(III) OR SECTION 7(B) FOR ANY DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 5(F)(III) OR SECTION 7(B), AS THE CASE MAY BE.

(ii) OTHER THAN AS SET FORTH IN SECTION 3(A) HEREOF, SECTION 3(A) OF THE CONTRACT OPERATING AGREEMENT AND THE SECOND SENTENCE OF SECTION 6 OF THE LICENSE AGREEMENT, MANAGER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR COMPANY, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MANAGER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR COMPANY, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO COMPANY, COMPANY IS ENTITLED TO CAUSE MANAGER TO RELY ON AND TO ENFORCE SUCH WARRANTY.

Section 8. Insurance. Manager shall obtain and maintain from insurers who are reliable and acceptable to Company and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager, insurance coverages in the types and minimum limits as the parties determine to be appropriate and as is consistent with standard industry practice and Manager’s past practices. Manager agrees upon Company’s request from time to time or at any time to provide Company with certificates of insurance evidencing such insurance coverage and, upon request of Company, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name Company as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Company. The policies shall provide that they will not be cancelled or reduced without giving Company at least 30 days’ prior written notice of such cancellation or reduction. The provisions of this Section 8 shall be subject to the terms and conditions of the Contract Operating Agreement and applicable JOA.

Section 9. Competition. Subject to Section 10, Manager and its affiliates is and shall be free to engage in any business activity whatsoever, including those that may be in direct competition with Company.

Section 10. Confidential Information.

(a) Non-disclosure. Manager shall maintain the confidentiality of all Confidential Information; provided, however, that Manager may disclose such Confidential Information (i) to its affiliates to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services; (ii) to the extent necessary for Manager to provide services for third parties that have interests in the Properties; (iii) in any judicial or alternative dispute resolution proceeding to resolve disputes between Manager and Company arising hereunder; (iv) to the extent disclosure is legally required under applicable Legal Requirements or any agreement existing on the date hereof to which Manager is a party or by which it is bound and which have been disclosed to Company (provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Manager shall, if requested by Company, seek a protective order or other relief to prevent or reduce the scope of such disclosure); (v) to Manager’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom Manager may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services (provided, however, that Manager shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed); (vi) if authorized by Company; and (vii) to the extent such Confidential Information becomes publicly available other than through a breach by Manager of its obligations arising under this Section 10. Manager acknowledges and agrees that (i) the Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (ii) the Confidential Information may not be used by it for any other purposes.

(b) Business Conduct. Nothing in this Section 10 shall prohibit Manager, SEP or any of their respective affiliates from conducting business in the areas where the Properties are located.

(c) Remedies and Enforcement. Manager acknowledges and agrees that a breach by it of its obligations under this Section 10 would cause irreparable harm to Company and that monetary damages would not be adequate to compensate Company. Accordingly, Manager agrees that Company shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by Manager, without the necessity of posting bond or other security. Company’s right to equitable relief shall be in addition to other rights and remedies available to Company, for monetary damages or otherwise.

Section 11. Obligations Hereunder Not Affected; Waivers. No action which Company or its Subsidiaries may take or omit to take in connection with this Agreement or any Related Contract, no course of dealing by Company or its Subsidiaries with Manager or any other Person and no change of circumstances shall release or diminish Manager’s obligations, liabilities, agreements or duties hereunder, affect this Agreement in any way, or afford Manager any recourse or setoff against Company or its Subsidiaries, regardless of whether any such action or inaction may be detrimental in any way to Manager, Company or any of its Subsidiaries, or any of the Properties.

Section 12. Notices. Any notice which may be given hereunder shall be ineffective unless in writing and either delivered by electronic mail or facsimile or registered or certified mail with return receipt requested to the addresses set out below or delivered by hand with written acknowledgment of receipt. The addresses for notice are as follows:

If to Company:

1111 Bagby, Suite 1600 Houston, TX 77002
Attention:	Antonio R. Sanchez III, President and Chief Executive Officer
Telephone:	(713) 783-8000
Fax:	(713) 756-2784
Email:	tony@sanchezog.com

with a copy to (which shall not constitute notice):

1111 Bagby, Suite 1600 Houston, TX 77002
Attention:	Chairman of the Audit Committee of the Board of Directors
Telephone:	(713) 783-8000
Fax:	(713) 756-2784
Email:	ggarcia@garciahamiltonassociates.com

If to Manager:

1111 Bagby, Suite 1600 Houston, TX 77002
Attention:	Steven J. Hendrick, Vice President of Operations
Telephone:	(713) 783-8000
Fax:	(713) 783-9993
Email:	shendrick@sanchezog.com

Any such address may be changed at any time by written notice in accordance herewith. Each notice hereunder shall be treated as being effective or having been given (i) when delivered if delivered personally, (ii) when sent, if sent by electronic mail or facsimile on a business day (or, if not sent on a business day, on the next business day after the date sent by electronic mail or facsimile), (iii) on the next business day after dispatch, if sent by a nationally recognized overnight courier guaranteeing next business day delivery, or, (iv) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 13. Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) Company may not assign its rights hereunder without the written consent of Manager, and (b) Manager may not assign its rights and obligations hereunder without the written consent of Company.

Section 14. No Third-Party Beneficiaries. Nothing in this Agreement (except as specifically provided in Section 7) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.

Section 15. Amendment. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and approved by the audit committee of Company’s board of directors and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto and approved by the audit committee of Company’s board of directors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 16. Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17. Survival of Agreements. Company’s and Manager’s various representations, warranties, covenants, agreements and duties in and under this Agreement shall survive the execution and delivery of this Agreement and terminate upon termination or expiration of this Agreement, except for Section 4 and Section 5(b) (in each case, with respect to any accrued but unpaid obligations as of the date of termination or expiration), Section 5(f)(iii), Section 6(b), Section 7, Section 9, Section 10, Section 11, Section 12, Section 14, Section 18, Section 19 and Section 22, which shall survive termination or expiration of this Agreement.

Section 18. Governing Law; Submission to Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH OF MANAGER AND COMPANY (I) SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY, TEXAS, (II) AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR RELATED CONTRACT BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW, AND (III) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING BEING IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 19. Waiver of Jury Trial. EACH OF MANAGER AND COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY:

(a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH;

(b) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND

(c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 20. Entire Agreement. This Agreement, the License Agreement and the Contract Operating Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and any prior agreements, written or oral, relating thereto are hereby superseded. In the event of a conflict between this Agreement and the License Agreement, on the one hand, and the Contract Operating Agreement, on the other, this Agreement and the License Agreement shall control. In the event of a conflict between this Agreement and the License Agreement, this Agreement shall control.

Section 21. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party shall be required to take any act, or fail to take any act, under this Agreement or the Contract Operating Agreement or other Related Contract if the effect thereof would be to cause such party to be in violation of any applicable Legal Requirements.

Section 22. No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement or the Contract Operating Agreement or other Related Contract shall not give rise to any right of recourse against any officer, director, manager or employee of Manager, Company or any of their respective affiliates.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGER:	SANCHEZ OIL & GAS CORPORATION

	By:	/s/ Antonio R. Sanchez, III
	Name:	Antonio R. Sanchez, III
	Title:	President

COMPANY:	SANCHEZ ENERGY CORPORATION

	By:	/s/ Antonio R. Sanchez, III
	Name:	Antonio R. Sanchez, III
	Title:	President, Chief Executive Officer and Chairman of the Board of Directors

Signature Page to Services Agreement

EXHIBIT A

LICENSED MARK